Greektown Superholdings 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE
April 12, 2013

Greektown Superholdings, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

DETROIT, April 12, 2013 – Greektown Superholdings, Inc. (“Greektown” or the “company”) today reported financial results for its fourth quarter and full year ended December 31, 2012. Financial highlights for the fourth quarter include:

•	Net revenues for the three months ended December 31, 2012 were $76.9 million compared to $83.9 million for the same quarter of 2011, a decrease of 8.4%.

•	Income from operations for the fourth quarter decreased to $8.8 million compared to $10.3 million a year ago.

•
Net loss increased to $9.5 million compared to $5.9 million a year ago, inclusive of $1.7 million of fourth quarter 2012 expense associated with the expiration of the company’s previously-announced refinancing.

•
EBITDA(1) decreased by 23.2%, to $14.4 million in the fourth quarter of 2012 from $18.8 million in the same quarter of 2011, inclusive of $1.7 million of fourth quarter 2012 expense associated with the expiration of the company’s previously-announced refinancing.

“Continuing weakness in the Detroit gaming market, among other factors, created a challenging environment for revenue growth in the fourth quarter,” said Michael Puggi, Greektown’s president and chief executive officer. “We were able, however, to partially mitigate the impact of the market decline through a 7.5% reduction of operating expenses. Furthermore, we are excited by the recent completion of several significant property improvements, which we believe will attract new guests while appealing to our existing guests.”

“These improvements include a greatly enhanced dining experience at Greektown Casino-Hotel,” continued Puggi. “In December of 2012 we opened Brizola, a fine dining restaurant conveniently located adjacent to the casino floor. For guests interested in a more casual dining experience, we opened the Market District, a collection of five distinctive outlets, in February of 2013. Together, these offerings represent fresh and exciting new dining alternatives.”

“We also opened our new, 900 space valet parking garage on February 7, 2013. This facility creates additional parking capacity, and we anticipate that its proximity to the casino floor will dramatically improve the guest experience. We believe that the new garage, as well as the numerous other property renovations made over the past eighteen months, strengthens Greektown’s competitive position.”

Exhibit 99.1

Year-To-Date Results
Financial highlights for the year ended December 31, 2012 include:

•	Net revenues for the twelve months ended December 31, 2012 were $331.7 million compared to $333.4 million for the same period of 2011, a decrease of 0.5%.

•	Income from operations for the twelve months ended December 31, 2012 increased to $43.6 million compared to $38.1 million a year ago.

•	Net loss decreased to $23.8 million compared to $24.9 million a year ago.

•	EBITDA decreased by 0.9%, to $73.5 million for the twelve months ended 2012 from $74.2 million in the same period of 2011.

Net loss and EBITDA for the twelve months ended December 31, 2012 included $1.7 million of expense associated with the expiration of the company’s previously-announced refinancing. Net loss for the twelve months ended December 31, 2011 included $3.8 million of deferred income tax benefit related to the repeal of the Michigan Business Tax.

Financial Position
Cash and cash equivalents were $49.4 million at December 31, 2012, compared to $50.8 million at December 31, 2011. The company’s borrowing capacity under its existing revolving credit facility was approximately $30.0 million at December 31, 2012, after consideration of $15.0 million of outstanding borrowings made in the fourth quarter of 2012 to fund construction of the new valet parking garage.

The company’s capital expenditures for the year ended December 31, 2012 were $40.3 million, including $24.1 million of spending related to the new valet parking garage, investments in new slot machines, and expenditures to introduce a new fine-dining restaurant, Brizola, and a new market-style dining venue, the Market District. Capital expenditures for the first quarter of 2013 are expected to approximate $7.5 million, including spending related to the completion of the new valet parking garage.

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Reconciliation of net loss to EBITDA is attached to this release. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the company’s EBITDA may not be comparable to similarly titled measures presented by other companies.

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Exhibit 99.1

About Greektown Superholdings, Inc.
Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555 and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about capitalization and performance of Greektown. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, and there can be no assurance that the expected benefits of our new projects will be realized. Many of these risks, uncertainties and contingencies are beyond Greektown’s control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:
Greektown Superholdings, Inc.
Tony Williams
313-223-2999, ext. 5144
awilliams@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President, Chief Financial Officer and Treasurer
313-223-2999, ext. 5467
gtomaszewski@greektowncasino.com

Exhibit 99.1

Greektown Superholdings, Inc.
Consolidated Statements of Operation
(In thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Revenues
Casino	$79,703	$87,293	$346,544	$347,396
Food and beverage	5,330	5,923	22,827	23,158
Hotel	2,801	2,764	12,117	11,004
Other	1,366	1,209	5,414	4,763
Gross revenues	89,200	97,189	386,902	386,321
Less promotional allowances	12,303	13,250	55,186	52,949
Net revenues	76,897	83,939	331,716	333,372

Operating expenses
Casino	18,511	20,611	79,169	80,496
Gaming taxes	17,309	18,903	74,823	74,961
Food and beverage	3,350	4,210	15,492	18,530
Hotel	2,355	2,238	10,019	9,156
Marketing, advertising, and entertainment	2,360	2,857	7,899	8,287
Facilities	4,818	4,970	19,907	20,215
Depreciation and amortization	7,641	8,415	32,264	37,303
General and administrative expenses	11,643	11,377	48,155	46,072
Other	96	14	370	282
Operating expenses	68,083	73,595	288,098	295,302
Income from operations	8,814	10,344	43,618	38,070

Other (expenses) income
Interest expense, net	(12,674)	(12,330)	(50,581)	(50,167)
Amortization of finance fees and accretion of discount on senior notes	(1,929)	(1,769)	(7,540)	(6,938)
Refinancing expense	(1,732)	–	(1,732)	–
Other expense	(323)	1	(622)	(1,172)
Total other expense, net	(16,658)	(14,098)	(60,475)	(58,277)

Loss before income taxes	(7,844)	(3,754)	(16,857)	(20,207)

Income tax income (expense) – current	10	(439)	(211)	(1,859)
Income tax expense - deferred	(1,682)	(1,682)	(6,727)	(2,812)
Net loss	$(9,516)	$(5,875)	$(23,795)	$(24,878)

Loss per share:
Basic	$(90.07)	$(70.50)	$(274.64)	$(295.21)
Diluted	$(90.07)	$(70.50)	$(274.64)	$(295.21)

Weighted average common shares outstanding	153,293	144,211	149,146	142,423
Weighted average common and common equivalent shares outstanding	153,293	144,211	149,146	142,423

Greektown Superholdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$49,442	$50,754
Accounts receivable – gaming, net	710	734
Accounts receivable – other, net	1,397	1,216
Inventories	458	398
Prepaid expenses	3,902	5,605
Prepaid Michigan Gaming Control Board annual fee	9,104	8,823
Prepaid municipal services fees	3,411	3,346
Deposits	1,632	1,631
Total current assets	70,056	72,507

Property, building, and equipment, net	342,417	317,085

Other assets:
Financing fees - net of accumulated amortization	8,235	11,571
Deposits and other assets	30	30
Casino development rights	117,800	117,800
Trade names	26,300	26,300
Rated player relationships - net of accumulated amortization	34,500	48,300
Goodwill	110,252	110,252

Total assets	$709,590	$703,845

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	17,503	15,128
Accrued interest	25,125	25,063
Accrued expenses and other liabilities	9,858	9,631
Current portion of revolving credit facility	3,000	—
Total current liabilities	55,486	49,822

Long-term liabilities:
Other accrued income taxes	9,165	8,871
Revolving credit facility, less current portion	12,000	—
Senior secured notes - net	371,843	367,748
Obligation under capital lease	2,472	2,489
Deferred income taxes	16,821	10,094
Total long-term liabilities	412,301	389,202

Total liabilities	467,787	439,024

Shareholders' equity (members' deficit):
Series A-1 preferred stock at $0.01 par value;
1,688,268 shares authorized, 1,463,535 shares issued and outstanding at September 30, 2012 and December 31, 2011	185,396	185,396
Series A-2 preferred stock at $0.01 par value;
645,065 shares authorized, 162,255 shares issued and outstanding at September 30, 2012 and December 31, 2011	20,551	20,551
Series A-1 preferred warrants at $0.01 par value;
202,511 shares issued and outstanding at September 30, 2012 and December 31, 2011	25,651	25,651
Series A-2 preferred warrants at $0.01 par value;
460,587 shares issued and outstanding at September 30, 2012 and December 31, 2011	58,342	58,342
Series A-1 common stock at $0.01 par value;
4,354,935 shares authorized,152,054 and 142,423 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1	1
Series A-2 common stock at $0.01 par value; 645,065 shares authorized, no shares issued	—	—
Additional paid-in capital	14,429	13,652
Accumulated deficit	(62,567)	(38,772)
Total shareholders' equity	241,803	264,821
Total liabilities and shareholders' equity	$709,590	$703,845

Greektown Superholdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Twelve months ended December 31,
	2012	2011
Operating activities
Net loss	$(23,795)	$(24,878)
Adjustments to reconcile net loss net cash provided by operating activities:
Depreciation and amortization	32,264	37,303
Amortization of finance fees and accretion of discount on senior notes	7,540	6,938
Deferred income taxes	6,727	2,812
Stock based compensation	777	619
Changes in current assets and liabilities:
Accounts receivable - gaming	24	(22)
Accounts receivable - other	(181)	608
Notes receivable	—	2,000
Property tax refund receivable	—	3,451
Inventories	(60)	(15)
Prepaid expenses	1,356	(1,318)
Accounts payable	(1,121)	3,060
Unsecured distribution liability	—	(10,000)
Accrued interest	62	(101)
Accrued expenses and other liabilities	503	(368)
Net cash provided by operating activities	24,096	20,089

Investing activities
Decrease in restricted cash	—	5,000
Capital expenditures	(40,300)	(15,661)
Disposition of real estate	—	10,681
Redemption of certificate of deposit	—	534
Net cash (used in) provided by investing activities	(40,300)	554

Financing activities
Borrowings under revolving credit facility	15,000	—
Financing fees paid	(108)	(84)
Net cash provided by (used in) financing activities	14,892	(84)

Net (decrease) increase in cash and cash equivalents	(1,312)	20,559
Cash and cash equivalents at beginning of period	50,754	30,195
Cash and cash equivalents at end of period	$49,442	$50,754

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$50,210	$50,754
Cash paid during the period for income taxes	$—	$2,288

Reconciliation of Net Loss to EBITDA (1)
(In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net loss	$(9,516)	$(5,875)	$(23,795)	$(24,878)
Other expense	14,603	14,099	58,121	57,105
Income tax expense	1,672	2,121	6,938	4,671
Depreciation and amortization	7,641	8,415	32,264	37,303
EBITDA (1)	$14,400	$18,760	$73,528	$74,201

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.